                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________
                                    FORM S-8


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                               ___________________

                      NEW MILLENNIUM DEVELOPMENT GROUP INC.
             (Exact Name of Registrant as Specified in Its Chapter)

        Nevada                                        88-0390251
        ------                                        ----------
       (State of Incorporation)                       (I.R.S. Employer
                                                      Identification No.)

            723 Casino Blvd., 2nd Floor, Las Vegas, Nevada 89101-6716
            ---------------------------------------------------------
                            Telephone: (877) 711-3535
                            -------------------------
          (Address and Telephone Number of Principal Executive Offices)

                              CONSULTING AGREEMENTS
                              ---------------------
                            (Full Title of the Plan)

     Sage International, Inc., 1135 Terminal Way, Suite 209, Reno, NV 89502
     ----------------------------------------------------------------------
                            Telephone: (775) 322-2370
                            -------------------------
            (Name, Address and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                                    Proposed      Proposed
                                    Maximum       Maximum
   Title of                         Offering      Aggregate       Amount of
Securities to be   Amount to be     Price Per     Offering        Registration
 Registered (1)    Registered       Share (2)     Price (2)       Fee
-------------------------------------------------------------------------------
Common Stock       1,000,000        $0.11         $110,000         $10.12
$0.001 par value   Shares
-------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional Shares of Common Stock which become issuable under the Consulting Agreements by reason of any Stock dividend, Stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Shares of Common Stock of New Millennium Development Group Inc.
(2) Estimated in accordance with Rule 457(h) and 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sale prices per Share of Common Stock of New Millennium Development Group Inc. as reported on the Over-The-Counter Bulletin Board on April 17, 2002.

                                ________________
                                   Copies to:
                                 Michael A. Cane
                                  Cane & Company
                         2300 W. Sahara Ave., Suite 500
                             Las Vegas, Nevada 89102
                                 (702) 312-6255

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


Item  1.          Plan  Information.*

Item  2.          Registrant  Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

                                     PART II

Item  3.          Incorporation  of  Documents  by  Reference.

The following documents filed by New Millennium Development Group Inc. (the "Company"), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2001, filed with the Securities and Exchange Commission on January 18, 2002;

(2) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2001, filed with the Securities and Exchange Commission on February 19, 2002;

(3) The Company's Form 8-K filed with the Securities and Exchange Commission on February 19, 2002;

(4) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company's annual report on Form 10-KSB filed on January 18, 2002

(5) The description of the Company's common stock which is contained in the Company's Form 10-SB12G/A filed with the Securities and Exchange Commission on December 15, 1999.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item  4.          Description  of  Securities.

The securities to be offered are registered under Section 12 of the Exchange Act of 1934.

Item  5.          Interests  of  Named  Experts  and  Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane & Company, LLC, independent counsel, has provided an opinion regarding the due authorization and valid issuance of the shares of Common Stock.

Item  6.          Indemnification  of  Directors  and  Officers.

The officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes (the "NRS") and the Bylaws of the Company.

Unless specifically limited by a corporation's articles of incorporation, the NRS automatically provides directors with immunity from monetary liabilities.
The Company's Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

(a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

(b) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(c)  a  transaction from which the director derived an improper personal profit;
and

(d)  willful  misconduct.

The  By-laws  of  the  Company  provide:

(a) Any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a director, officer or employee of the Corporation, or of any Corporation in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.

(b) The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of this section.

(c) The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

Item  7.          Exemption  from  Registration  Claimed.

Not  applicable.

Item  8.          Exhibits.

Exhibit
Number  Description  of  Document
------  -------------------------
5.1     Opinion  of  Cane  &  Company  regarding the due authorization and valid issuance  of  the  shares  of  Common  Stock,  with  consent  to  use.
10.1    Consulting  Agreement  with  Rohail  Alikhan  dated  February  1,  2002
10.2    Consulting  Agreement  with  Ray  Alikhan  dated  February  1,  2002
10.3    Consulting  Agreement  with  William  C. Stuart dated March 12, 2002
23.1    Consent  of  MACKAY  LLP,  Independent  Auditors

Item  9.          Undertakings.

The  Company  hereby  undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant, New Millennium Development Group Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on this 9th day of April, 2002.

                              NEW  MILLENNIUM  DEVELOLPMENT  GROUP  INC.


                              By: /s/ Ian  Stuart
                              ______________________
                              Ian  Stuart,  President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature                    Title                         Date
---------                    -----                         ----

/s/ Riz  Alikhan             Principal executive officer
________________________     Director                    April  9,  2002
Riz  Alikhan

                             Principal financial officer
/s/ Ian  Stuart              Principal accounting officer
________________________     Director                    April  9,  2002
Ian  Stuart